As filed with the Securities and Exchange Commission on August 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3153858
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

 150 Commercial Street

Sunnyvale, California

Telephone: (408) 530-1900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Amended and Restated 2013 Stock Option and Incentive Plan

(Full Title of the Plans)

Scott Durbin

Chief Financial Officer

Viveve Medical, Inc.

150 Commercial Street

Sunnyvale, California

Telephone: (408) 530-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Melanie Figueroa, Esq.

Mitchel Silberberg & Knupp LLP

12 East 49th Street, 30th Floor

New York, New York 10017

Telephone: (917) 546-7707

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer,” and “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001 per share	737,500	$8.62	$6,357,250.00	$640.18

(1)

Represents additional shares of the common stock, par value $0.0001 per share (“Common Stock”), of Viveve Medical, Inc. (the “Registrant”) authorized for issuance under the Registrant’s Amended and Restated 2013 Stock Option and Incentive Plan (the “Plan”). This registration statement on Form S-8 (this “Registration Statement”) also includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), using the average high and low price for the Registrant’s Common Stock reported by The Nasdaq Capital Market on August 25, 2016.

EXPLANATORY NOTE

This Registration Statement registers an additional 737,500 shares of the Registrant’s Common Stock that may be offered and sold under the Registrant’s 2013 Stock Option and Incentive Plan, as amended, which was amended and restated in its entirety (as amended and restated, the “Plan”) and approved by the Registrant’s board of directors on July 12, 2016 and by a majority of the Registrant’s stockholders at its annual meeting held on August 22, 2016. This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which one or more other registration statements filed on this form relating to the same employee benefit plan are effective. Pursuant to General Instruction E. to Form S-8, the contents of the Registrant’s previously filed registration statement on Form S-8 relating to the Plan (File No. 333-201551), filed with the Securities and Exchange Commission (the “Commission”) on January 16, 2015, including any amendments thereto or filings incorporated therein, are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants of the Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference in this Registration Statement:

(a)

The Registrant’s latest prospectus included in the registration statement on Form S-1 (File No. 333-210816) (as amended, “Form S-1”) initially filed with the Commission on April 19, 2016, which contains audited financial statements for the Registrant’s latest fiscal year ended December 31, 2015;

(b)	The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Commission on March 24, 2016;

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, as filed with the Commission on May 13, 2016 and August 11, 2016, respectively;

(d)

The Registrant’s Current Reports on Form 8-K as filed with the Commission on February 2, 2016, March 18, 2016 (other than any portion of the filing that is furnished rather than filed pursuant to Item 7.01), April 14, 2016, April 19, 2016 (other than any portion of the filing that is furnished rather than filed pursuant to Item 2.01), June 14, 2016, June 21, 2016, July 12, 2016 and August 24, 2016; and

(e)

The description of the Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on June 13, 2016, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers.

Indemnification Provisions included in the Registrant’s Delaware Certificate of Incorporation and Bylaws

Following the Registrant’s change of domicile from the Yukon Territory, Canada to Delaware, the Registrant became governed by a certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “DGCL bylaws”) prepared under the Delaware General Corporation Law (the “DGCL”) and approved by the Registrant’s stockholders at the Annual and Special Meeting of Stockholders held on July 22, 2015.

Article X of the Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Article X also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of Article X by the Registrant’s stockholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

The DGCL bylaws provide that each of the Registrant’s directors and officers shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the DGCL exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted prior to such amendment) against any and all Expenses (as defined in the DGCL bylaws), judgments, penalties, damages, liabilities, losses, excise taxes, fines and amounts reasonably paid in settlement that are incurred by the director or officer or on the director’s or officer’s behalf in connection with any threatened, pending or completed Proceeding (as defined in the DGCL bylaws) or any claim, issue or matter therein, which the director or officer is, or is threatened to be made, a party to or participant in by reason of his or her service as the Registrant’s director or officer or as a director or officer of any of the Registrant’s subsidiaries, so long as the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

However, for any action or suit by or in the right of the Registrant, the indemnification will be limited to Expenses actually and reasonably incurred by the director or officer. Furthermore, no indemnification under such circumstances will be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the Registrant, unless and to the extent of a determination of entitlement to indemnification by the Court of Chancery of the State of Delaware. The rights of this indemnification will continue as to a director or officer after he or she has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, administrators and personal representatives. Notwithstanding the foregoing, the Registrant will indemnify any director or officer seeking indemnification in connection with a Proceeding initiated by such director or officer only if such Proceeding was authorized by the Registrant’s board of directors, unless the Proceeding is brought to enforce an officer or director’s rights to indemnification or, in the case of directors, advancement of Expenses under the DGCL bylaws.

The DGCL bylaws also provide that employees other than officers and directors may, in the discretion of the Registrant’s board of directors, be indemnified by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may be amended, against any or all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such employee or on such employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such employee is, or is threatened to be made, a party to or participant in by reason of such employee’s service, so long as such employee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided will exist as to an employee after he or she has ceased to be an employee and will inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Registrant may indemnify any employee seeking indemnification in connection with a Proceeding initiated by the employee only if the Proceeding was authorized by the Registrant’s board of directors.

Article V of the DGCL bylaws requires the Registrant to advance all Expenses incurred by or on behalf of any director or officer in connection with any Proceeding within 10 days after the Registrant receives a written statement from the director or officer requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement must be preceded or accompanied by an undertaking by or on behalf of the officer or director to repay any Expenses so advanced if it shall ultimately be determined that the officer or director is not entitled to be indemnified against such Expenses. If a claim for advancement of Expenses is not paid in full within 10 days after receipt by the Registrant with the required undertaking, the director or officer may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim and if successful in whole or in part, the director or officer will also be entitled to be paid the expenses of prosecuting such claim.

The Registrant may also, at the discretion of the Registrant’s board of directors, advance any or all Expenses incurred by or on behalf of any employee in connection with any Proceeding in which the employee is involved upon the Registrant’s receipt of a statement or statements from the employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. The statement must reasonably evidence the Expenses incurred by the employee and must be preceded or accompanied by an undertaking by or on behalf of the employee to repay any Expenses so advanced if it is ultimately be determined that the employee is not entitled to be indemnified against the Expenses.

If the Registrant does not pay a claim for indemnification by a director or officer in full within 60 days after the Registrant receives a written claim for indemnification, the director or officer may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim, and if successful in whole or in part, the director or officer will also be entitled to be paid the expenses of prosecuting such claim.

The rights to indemnification and advancement of Expenses set forth in the DGCL bylaws shall not be exclusive of any other right which any director or officer may have or acquire under any statute, provision of the Certificate of Incorporation or the DGCL bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant is required to maintain insurance, at its expense, to protect the Registrant and any director or officer against any liability asserted against or incurred by the Registrant or any director or officer, or arising out of any such person’s service to us, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of Article V of the DGCL bylaws.

The provisions of Article V of the DGCL bylaws are deemed to be a contract between the Registrant and each director and officer entitled to the benefits thereof at any time while Article V is in effect, and any repeal or modification of Article V will not affect any rights or obligations then existing with respect to any state of facts then existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

Indemnification Provisions included in the DGCL

Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Item 8.           Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on the 29th day of August, 2016.

VIVEVE MEDICAL, INC.

By:	/s/ Patricia Scheller
Patricia Scheller, Chief Executive Officer

By:	/s/ Scott Durbin
Scott Durbin, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name of Director	Date

/s/ Patricia Scheller	Patricia Scheller	August 29, 2016

*	Brigitte Smith	August 29, 2016

*	Daniel Janney	August 29, 2016

*	Jon Plexico	August 29, 2016

*	Arlene Morris	August 29, 2016

*	Lori Bush	August 29, 2016

*	Debora Jorn	August 29, 2016

*By: /s/ Patricia Scheller
Patricia Scheller Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Amended and Restated 2013 Stock Option and Incentive Plan (1)

5.1	Opinion of Mitchell Silberberg & Knupp LLP*

23.1	Consent of Burr Pilger Mayer, Inc.*

23.2	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1)

24.1	Power of Attorney*

*Filed herewith

(1) Incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A (SEC File No. 001-11388) filed with the Commission by the Registrant on July 28, 2016.